Item 77D - DWS Enhanced Emerging Markets
Fixed Income Fund (a series of DWS
Global/International Fund, Inc.)

The Board of DWS Emerging Markets Fixed Income
Fund approved the following changes to the fund's name and investment strategy, effective April 15, 2011 (the "Effective Date").

On the Effective Date, the fund's name changed from DWS Emerging Markets Fixed Income Fund to DWS
Enhanced Emerging Markets Fixed Income Fund.

On the Effective Date, the following was added to the fund's investment strategy:

Currency strategies. In addition to the fund's main investment strategy, portfolio management seeks to enhance returns by employing proprietary quantitative, rules-based methodology currency strategies across developed and emerging market currencies using derivatives (contracts whose value are based on, for example, indices, currencies or securities), in particular forward currency contracts. Three main strategies will be employed: a carry strategy, a momentum strategy and a valuation strategy. In implementing the carry strategy, portfolio management will use a "relative value" analysis, seeking to systematically sell low interest rate currencies and buy high interest rate currencies. In implementing the momentum strategy, portfolio management will use multi-year exchange rate trends, seeking to systematically sell lower returning currencies and buy higher returning currencies. In implementing the valuation strategy, portfolio management will use a "fair value" analysis, seeking to systematically buy "undervalued" currencies and sell "overvalued" currencies. The notional amount of the fund's aggregate currency exposure resulting from these currency strategies may significantly exceed the net assets of the fund (and at times may exceed two times the fund's net assets).


Item 77D - DWS Enhanced Global Bond Fund (a series of DWS Global/International Fund, Inc.)

The Board of DWS Global Bond Fund approved the following changes to the fund's name and investment strategy, effective April 15, 2011 (the "Effective
Date").

On the Effective Date, the fund's name changed from DWS Global Bond Fund to DWS Enhanced Global
Bond Fund.

On the Effective Date, the following was added to the fund's investment strategy:

Currency strategies. In addition to the fund's main investment strategy, portfolio management seeks to enhance returns by employing proprietary quantitative, rules-based methodology currency strategies across developed and emerging market currencies using derivatives (contracts whose value are based on, for example, indices, currencies or securities), in particular forward currency contracts. Three main strategies will be employed: a carry strategy, a momentum strategy and a valuation strategy. In implementing the carry strategy, portfolio management will use a "relative value" analysis, seeking to systematically sell low interest rate currencies and buy high interest rate currencies. In implementing the momentum strategy, portfolio management will use multi-year exchange rate trends, seeking to systematically sell lower returning currencies and buy higher returning currencies. In implementing the valuation strategy, portfolio management will use a "fair value" analysis, seeking to systematically buy "undervalued" currencies and sell "overvalued" currencies. The notional amount of the fund's aggregate currency exposure resulting from these currency strategies may significantly exceed the net assets of the fund (and at times may exceed two times the fund's net assets).